Exhibit (l)(1)

[LETTERHEAD OF VENABLE LLP]

August 28, 2012

Kayne Anderson MLP Investment Company

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Re:         Registration Statement on Form N-2

Ladies and Gentlemen:

We have served as Maryland counsel to Kayne Anderson MLP Investment Company, a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the following securities having an aggregate initial offering price of up to $750,000,000 (collectively, the “Securities”): (a) shares of common stock, $.001 par value per share (“Common Stock”), of the Company; and (b) shares of preferred stock, $.001 par value per share (“Preferred Stock”), of the Company, in each case, covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.         The Registration Statement and the related form of prospectus included therein;

2.         The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.         The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.         A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Kayne Anderson MLP Investment Company

August 28, 2012

5.         Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to the registration and issuance of the Securities, certified as of the date hereof by an officer of the Company;

6.         A certificate executed by an officer of the Company, dated as of the date hereof; and

7.         Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.         Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.         Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.         Upon the issuance of any Securities that are Common Stock (“Common Securities”), the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Kayne Anderson MLP Investment Company

August 28, 2012

6.         Upon the issuance of any Securities that are Preferred Stock (“Preferred Securities”), the total number of issued and outstanding shares of Preferred Stock, and the total number of issued and outstanding shares of the applicable class or series of Preferred Stock designated pursuant to the Charter, will not exceed the total number of shares of Preferred Stock or the number of shares of such class or series of Preferred Stock that the Company is then authorized to issue under the Charter.

7.         The issuance, and certain terms, of the Securities to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws, the Registration Statement and the Resolutions and, with respect to any Preferred Securities, Articles Supplementary setting forth the number of shares and the terms of any class or series of Preferred Stock to be issued by the Company will be filed with and accepted for record by the SDAT prior to their issuance (such approvals and, if applicable, acceptance for record, referred to herein as the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         Upon the completion of all Corporate Proceedings relating to the Common Securities, the issuance of the Common Securities will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Common Securities will be validly issued, fully paid and nonassessable.

3.         Upon the completion of all Corporate Proceedings relating to the Preferred Securities, the issuance of the Preferred Securities will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Preferred Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Kayne Anderson MLP Investment Company

August 28, 2012

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP